Exhibit 10.9

Form of Performance-Based
Restricted Stock Award Agreement

        This Restricted Stock Award Agreement ("Agreement") has been entered into as of the 11th day of March 2005, among Simon Property Group, L.P., a Delaware limited partnership (the "Partnership"), and «Fname» «Lname», a key personnel member of the Partnership or one of the Partnership's Affiliates ("Participant"), pursuant to the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "Plan").

        WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of Simon Property Group, Inc., a Delaware corporation and sole general partner of the Partnership (the "Company"), appointed to administer the Plan, has granted to Participant a special restricted stock award pursuant to the terms and conditions as provided in the Plan and this Agreement; and

        WHEREAS, the parties desire to set forth the terms and conditions of such stock grant;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

        1.    Capitalized Terms.    All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Plan.

        2.    Grant.    The restricted stock award is for «Award» shares of Common Stock, subject to satisfaction of the vesting and other conditions set forth in this Agreement and the Plan, as the same may be amended or modified from time to time by the Committee.

        3.    Vesting.    Shares of Common Stock awarded pursuant to this Agreement shall vest and be delivered to Participant subject to the following vesting schedule: twenty-five percent (25%) of the shares shall vest on January 1 of each of the four consecutive calendar years following the date of this Agreement, provided that the Participant is an employee of the Partnership or one of its Affiliates on the date of vesting. Any shares awarded which do not vest because the Participant is not an employee of the Partnership or one of its Affiliates on the date of vesting shall be forfeited.

        4.    Plan Controlling.    The terms and conditions set forth in the Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee with respect to the Plan and this Agreement shall be binding and conclusive upon the Participant and his or her legal representatives.

        5.    Qualification of Rights.    Neither this Agreement nor the existence of the restricted stock award described herein shall be construed as giving the Participant any right (a) to be retained as a director or employee of the Partnership or any of its Affiliates; or (b) as a shareholder with respect to the shares of Common Stock underlying the award until the certificates for the Common Stock have been issued and delivered to the Participant.

        6.    Governing Law; Entire Agreement.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, supplemented or terminated except as expressly provided herein or in the Plan or by written instrument signed by the parties hereto.

        7.    Notices.    All notices and other communications required or permitted under this Agreement shall be in writing, signed by or on behalf of the party by which given, and shall be considered to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (c) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, addressed as follows: if to the Partnership or the Company, to the Company's executive offices in Indianapolis, Indiana, and if to the Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

        8.    Representations and Warranties of Participant.    The Participant represents and warrants that he or she has received and reviewed a copy of the Plan.

        9.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        10.    Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        11.    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership
By:	SIMON PROPERTY GROUP, INC., a Delaware corporation, General Partner
By:

SIMON PROPERTY GROUP, INC., a Delaware corporation
By:	Signature of Participant
Printed Name